Exhibit 4.1


                            HAMPSHIRE GROUP, LIMITED

              $15,000,000 Senior Secured Notes due January 2, 2008


                               AMENDMENT NO. 1 TO
                         NOTE PURCHASE AGREEMENTS DATED
                               AS OF MAY 15, 1998
                          AND OTHER FINANCING DOCUMENTS

                     Amendment Dated as of September 5, 2000


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                            HAMPSHIRE GROUP, LIMITED

              $15,000,000 Senior Secured Notes due January 2, 2008

                AMENDMENT NO. 1 TO NOTE PURCHASE AGREEMENTS DATED
                               AS OF MAY 15, 1998
                          AND OTHER FINANCING DOCUMENTS


                                                         As of September 5, 2000


To each of the Current Noteholders
Named in Annex 1 hereto:

Ladies and Gentlemen:

     HAMPSHIRE GROUP, LIMITED, a Delaware corporation (together with its successors and assigns, the "Company"), HAMPSHIRE DESIGNERS, INC., a corporation organized under the laws of Delaware, and each of HAMPSHIRE INVESTMENTS, LIMITED, a corporation organized under the laws of Delaware (together with its permitted successors, "HIL"), GLAMOURETTE FASHION MILLS, INC., a corporation organized under the laws of Delaware, SAN FRANCISCO KNITWORKS, INC., a corporation organized under the laws of Delaware, and VINTAGE III, INC. (d/b/a Item Eyes, Inc.), a corporation organized under the laws of Delaware (the foregoing Persons other than the Company together with each other Person becoming a Guarantor hereunder pursuant to Section 10.7 being referred to herein individually as a "Guarantor" and collectively as the "Guarantors"; the Company and the Guarantors (other than HIL) being referred to herein individually as an "Obligor" and collectively as the "Obligors"), hereby agree, jointly and severally, with you as follows:

1.   PRELIMINARY STATEMENTS

1.1  Note Issuance, etc.

     The Company issued and sold $15,000,000 in aggregate principal amount of its 7.05% Senior Secured Notes due January 2, 2008 (as may be amended, restated or otherwise modified from time to time, the "Notes", such term to include any such notes issued in substitution therefor pursuant to Section-14 of any of the Note Purchase Agreements) pursuant to the separate Note Purchase Agreements, each dated as of May 15, 1998, among the Company, the Guarantors and the purchasers named in Schedule A thereto (as in effect immediately prior to giving effect to the Amendments provided for by this Agreement, the "Existing Note Purchase Agreements" and, as may be amended pursuant to this Agreement and as may be further amended, restated or otherwise modified from time to time, the "Note Purchase Agreements"). The aggregate principal amount of the Notes currently outstanding is $15,000,000. The register kept by the Company for the registration and transfer of the Notes indicates that each of the Persons named in Annex 1 hereto (collectively, the "Current Noteholders") is currently a holder of the aggregate principal amount of Notes indicated in such Annex.

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1.2  Sale of Certain Assets.

     The Company previously notified the Current Noteholders in certain communications, including a letter dated April 28, 2000 addressed to the Current Noteholders, that it intended at that time to sell its manufacturing facilities and equipment to a third party. The Current Noteholders previously waived the Default and the Event of Default that would have resulted from such sale pursuant to Section 11.9 of the Existing Note Purchase Agreements. The Company hereby represents and warrants that such sale took place substantially on the terms as previously disclosed to the Current Noteholders.

1.3  Acquisition of Certain Assets.

     The Company has previously notified the Current Noteholders in certain communications, including a letter dated May 31, 2000 addressed to the Current Noteholders, that it intended or intends to purchase the business and substantially all of the assets of Item-Eyes, Inc., a New York corporation. Such acquisition (the "Acquisition") shall be substantially on the terms contained in the Asset Purchase Agreement dated as of June 26, 2000, among Vintage III, Inc., as purchaser, Item-Eyes, Inc., as seller and the stockholders named therein (the "Acquisition Agreement").

2.   DEFINED TERMS.

     Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Note Purchase Agreements.

3.   REQUEST FOR CONSENT TO AMENDMENTS.

     In connection with the  transactions  identified in Section 1.2 and Section
1.3 of this Amendment No. 1 to Note Purchase Agreements, the Obligors and HIL have requested that the Current Noteholders enter into this Agreement and amend the Existing Note Purchase Agreement as set forth herein. The Obligors and HIL request that each of you consent to the amendments to the Existing Note Purchase Agreements and the waivers with respect to past violations thereof (collectively, the "Amendments") provided for by this Amendment No. 1 to Note Purchase Agreements (as may be amended, restated or otherwise modified from time to time, this "Agreement").

4.   REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS AND HIL

     To induce you to enter into this Agreement and to consent to the Amendments, each Obligor and HIL, jointly and severally, represents and warrants as follows:

4.1  Full Disclosure.

     This Agreement and any other writings delivered to you by or on behalf of any Obligor or HIL in connection with the proposal and negotiation of the Amendments, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein and therein not misleading in light of the circumstances under which they were made. There is no fact that the Company has not disclosed to you in writing that has had or, so far as the Company can now reasonably foresee, will have a Material Adverse Effect.

4.2  No Defaults.

     No event has occurred and no condition exists that, upon the execution and delivery of this Agreement and the effectiveness of the Amendments, and upon the consummation of the Acquisition and the transactions under the Acquisition Agreement and the Credit Agreement, would constitute a Default or an Event of Default.

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4.3  Debt.

     Annex 2 correctly lists all outstanding Debt of the Company and its Restricted Subsidiaries that will be outstanding as of the date of the Acquisition after giving effect to the transactions contemplated by the Acquisition Agreement and the Credit Agreement.

4.4  Authorization, etc.

     (a) The Company. This Agreement and the amendments to the Financing Documents represented hereby to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement, such amendments and each of such Financing Documents as so amended hereby constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (b) The Guarantors. This Agreement and the amendments to the Financing Documents represented hereby have been duly authorized by all necessary corporate action on the part of each Guarantor that is a party thereto, and this Agreement, such amendments and each of such Financing Documents constitutes a legal, valid and binding obligation of each such Guarantor, enforceable against each such Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The joinder agreement of Vintage III, Inc. d/b/a Item-Eyes, Inc. with respect to the Guarantee is a legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms and effective to cause such Person to be a Guarantor thereunder.

     (c) Solvency of Guarantors. None of the Guarantors has incurred or intends to incur any obligations hereunder or under any Financing Document, or has otherwise made or intends to make any transfers in connection herewith or therewith, with actual intent to hinder, delay or defraud either present or future creditors. Before, and after giving effect to, the consummation of the transactions contemplated hereby and thereby, including, without limitation, the affirmation of the Guarantees herein:

          (i) the assets of each Guarantor at a fair valuation thereof on a going concern basis will not be less than the amount that will be required to pay the probable liability with respect to its debts (including, without limitation, contingent, subordinated, unmatured and unliquidated liabilities on existing debts, as such liabilities may become absolute and matured), in each case both prior to and after giving effect to the transactions contemplated by this Agreement and the Guarantee,

          (ii) no Guarantor is currently engaged in or about to engage in a business or transaction for which the property remaining in its respective hands is an unreasonably small capital and

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          (iii) each Guarantor will be able to pay its respective  debts as they mature.

4.5  Subsidiaries.

     Annex 3 correctly lists all of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary, the jurisdiction of organization and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary. All of the Company's Restricted Subsidiaries are Guarantors. Each Subsidiary of the Company is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

4.6  Bank Credit Agreement.

     The Company has delivered to each of you a true and correct copy of the Credit Agreement, as in effect on September 5, 2000, certified as such by an officer of the Company

5.   AMENDMENTS AND WAIVER; AFFIRMATION.

5.1  Amendments to Existing Note Purchase Agreements.

     Subject to Section 5.3, each of the Existing Note Purchase Agreements is hereby amended in the manner specified in Exhibit A1.

5.2  Waiver.

     Subject to Section 5.3, the Default and the Event of Default (to the extent that a Default or Event of Default occurred) existing in respect of Section 11.10(a) during the Company's second fiscal quarter in the 2000 fiscal year, resulting from the sale of its manufacturing facilities to Glamourette/OG, Inc., shall be waived in respect of such period (and no action shall accrue to any holder of a Note with respect to such Default or Event of Default with respect to such period).

5.3  Effectiveness of Amendments and Waiver.

     The amendment of each of the Existing Note Purchase Agreements contemplated by Section 5.1 hereof and Exhibit A1 and Exhibit A2 hereto, the waiver contemplated by Section 5.2 hereof, and the amendment of outstanding Notes contemplated by Section 5.4, shall all become effective at such time as the Company and all of the Current Noteholders shall have indicated their written consent to the Amendments by executing and delivering the applicable counterparts of this Agreement, provided that the willingness of Current Noteholders to consent to the Amendments is subject to satisfaction of the conditions set forth in Exhibit B hereto.

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5.4  Exchange of Notes; Interest Rate Change.

     Without limitation of the provisions of this Section 5, subject to Section 5.3, the Notes shall, for all purposes and without further action being required on the part of the Company, any Current Noteholder or any other Person, be deemed amended as provided herein, provided that any holder of a Note may (but shall not be required to in order to be entitled to the benefits of this Agreement) at any time exchange the outstanding Notes held by it for one or more new Notes explicitly reflecting the amendments provided for herein. Without limitation of any other provision of this Agreement and except as provided to the contrary herein or in any other agreement between the Company and the holders of the Notes, prior to the Effective Date the Notes shall bear interest at 7.05% per annum, and on and after the Effective Date, the Notes shall bear interest at the rate of the Adjustable Rate per annum.

5.5  Affirmation of Obligations.

     Each of the Company and each of the Guarantors hereby acknowledges and affirms all of its respective obligations under the terms of the Note Purchase Agreements and the Financing Documents (including, without limitation, the Guarantee, the Company's Security Agreement and the Guarantor's Security Agreements) as amended by this Agreement.

6.   EXPENSES.

     Whether or not the Amendments become effective, the Company will promptly (and in any event within 30 days of receiving any statement or invoice therefor) pay all fees, expenses and costs relating to this Agreement, including, but not limited to, (a) the cost of reproducing this Agreement and the other documents delivered in connection herewith and therewith and (b) the reasonable fees and disbursements of your special counsel (namely, Bingham Dana LLP) incurred in connection with the preparation, negotiation and delivery of this Agreement and such other documents. Nothing in this Section shall limit the Company's obligations under Section 16 of the Note Purchase Agreements.

7.   MISCELLANEOUS.

7.1  Part of Note Purchase Agreements, Future References, etc.

     This Agreement shall be construed in connection with and as a part of each of the Note Purchase Agreements and, except as expressly amended by this Agreement, all terms, conditions and covenants contained in the Note Purchase Agreements and the Notes are hereby ratified and shall be and remain in full force and effect. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Agreement may refer to the Note Purchase Agreements and the Notes without making specific reference to this Agreement, but nevertheless all such references shall include this Agreement unless the context otherwise requires.

7.2  Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

7.3  Governing Law.

     THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

   [Remainder of page intentionally left blank; next page is signature page.]

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     Signature  page for Amendment No. 1 to Note Purchase  Agreements  and other
Financing Documents of HAMPSHIRE GROUP, LIMITED

     in connection with its Senior Secured Notes due January 2, 2008] If you are in agreement with the foregoing, please so indicate by signing the acceptance below on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement among you, the Obligors and HIL.

                              Very truly yours,

                              HAMPSHIRE GROUP, LIMITED

                              By:  /s/ Ludwig Kuttner
                              Name:  Ludwig Kuttner
                              Title:  Chairman and Chief Executive Officer

                              Each undersigned Guarantor hereby consents to the Amendments and confirms its obligations as Guarantor under the Note Purchase Agreements:

                              HAMPSHIRE DESIGNERS, INC.

                              By:  /s/ Charles W. Clayton
                              Name:  Charles W. Clayton
                              Title:  Vice President

                              HAMPSHIRE INVESTMENTS, LIMITED

                              By:  /s/ Charles W. Clayton
                              Name:  Charles W. Clayton
                              Title:  Vice President

                              GLAMOURETTE FASHION MILLS, INC.

                              By:  /s/ Charles W. Clayton
                              Name: Charles W. Clayton
                              Title:  Vice President

                              SAN FRANCISCO KNITWORKS, INC.

                              By:  /s/ Charles W. Clayton
                              Name:  Charles W. Clayton
                              Title:  Vice President

                              VINTAGE III, INC. d/b/a/
                              ITEM-EYES, INC.

                              By: /s/ Charles W. Clayton
                              Name:  Charles W. Clayton
                              Title:  Vice President

[Signature page for Amendment No. 1 to Note Purchase Agreements of HAMPSHIRE GROUP, LIMITED in connection with its Senior Secured Notes due January 2, 2008]

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Accepted:

PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

By: /s/ Rosemary Strekel
Name:  Rosemary Strekel
Title:  Sr. Vice President

THE OHIO NATIONAL LIFE INSURANCE COMPANY

By: /s/ Jed Martin
Name:  Jed Martin
Title:  Investment Officer

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                                     ANNEX 1

                    CURRENT NOTEHOLDERS AND PRINCIPAL AMOUNTS

=========================================== ===================================
     Name of Current Noteholder                Aggregate Principal Amount of
                                                       Notes Held
=========================================== ===================================

Phoenix Home Life Mutual Insurance Company             $10,000,000

The Ohio National Life Insurance Company                $5,000,000



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                                                               ANNEX 2

                                OUTSTANDING DEBT

[To be provided by Company]



                                       10
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                                                               ANNEX 3

                           LIST OF SUBSIDIARIES, ETC.

                                                               Percentage
                                  Jurisdiction of              of Capital
Subsidiary                        Incorporation   Restricted   Stock Owned
--------------------------------  --------------- ----------   -----------
Hampshire Designers, Inc.            Delaware         Yes      100% owned by
  1,000 shares of Common Stock                                 Hampshire Group,
  outstanding                                                  Limited

Keynote Services, Limited            Hong Kong     Inactive    100% owned by
  100 shares of Common Stock                                   Hampshire
  outstanding                                                  Designers, Inc.
                                                               through
                                                               outstanding two
                                                               individual
                                                               nominees

Glamourette Fashion Mills, Inc.      Delaware          Yes     100% owned by
  Common Stock outstanding                                     1,000 shares of
                                                               Hampshire
                                                               Designers, Inc.

San Francisco Knitworks, Inc.        Delaware          Yes     100% owned by
  1,000 shares of Common Stock                                 Hampshire
  outstanding                                                  Designers, Inc.
                                                               outstanding

Vintage III, Inc. of Common          Delaware           Yes    100% owned by
  Stock outstanding                                            1,000 shares of
                                                               Hampshire Group,
                                                               Limited

Hampshire Investments, Limited       Delaware           No     100% owned by
  1,000 Common Stock outstanding                               Hampshire Group,
                                                               Limited

Hampshire Investments London,        England            No     100% owned by
  1,000 shares of Common Stock                                 Hampshire
  outstanding                                                  Investments,
                                                               Limited

Hampshire Prague, Limited            Czech Republic     No     70% owned by
  1,000 shares of Common Stock                                 Hampshire
  outstanding                                                  Investments
                                                               London Limited

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                                                                    EXHIBIT A1

                 AMENDMENTS TO EXISTING NOTE PURCHASE AGREEMENTS

1. Section 7.1(f) (Notices from Governmental Authority) and 7.1(g) (Requested Information) of each of the Existing Note Purchase Agreements is hereby amended by renumbering Section 7.1(g) as Section 7.1(h), renumbering Section 7.1(f) as
Section 7.1(g), and inserting a new Section 7.1(f) to read in its entirety as follows:

          (f) Borrowing Base Certification - within 21 days after each fiscal month of the Company, a certificate of a Senior Financial Officer reporting that all outstanding Indebtedness of the Company and the Restricted Subsidiaries in respect of the Notes and the Credit Agreement (including, without limitation, the revolving credit loans and letter of credit obligations thereunder) as of the end of such fiscal month are not greater than the sum of the "Net Borrowing Base" (as such term is used in the Credit Agreement) plus the aggregate outstanding principal amount of the Notes as of the end of such fiscal month.


2. Section 8.1 of each of the Existing Note Purchase Agreements (Required Prepayments) is hereby amended and restated to read in its entirety as follows:

     8.1 Required Prepayments.

          (a) Mandatory Amortization. On the First Amendment Closing Date the Company will prepay $937,500 principal amount of the Notes at par and without payment of the Make-Whole Amount or any premium, together with interest on such Notes accrued to the First Amendment Closing Date at a rate of 7.05% per annum, and on each July 2 and January 2 thereafter to and including July 2, 2007, the Company will prepay $937,500 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of the Make-Whole Amount or any premium, provided that upon any partial prepayment of the Notes pursuant to Section 8.4, the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment. On January 2, 2008, all of the Notes then outstanding shall mature and become due and payable.

          (b) Bank Prepayment Event. Upon each occurrence of a Bank Prepayment Event, the Company shall deliver a written offer to prepay a principal amount of the Notes (at par and without payment of the Make-Whole Amount or other premium) equal to the Ratable Proceeds with respect to such Bank Prepayment Event to the holders of the Notes at such time. In the case of any such offer to prepay Notes, if the Company shall not have received a written response to such offer to prepay within 10 days after giving of such notice, then the Company will immediately send a second such written notice via facsimile and via an overnight courier of national reputation to each holder of Notes who shall have not previously responded to the Company's offer. Such offer to prepay such Notes shall identify a prepayment date that is not less than 30 days and not more than 60 days after the date of the first notice that constitutes an offer to prepay the Notes under this Section 8.1(b) with respect to such event. Each holder of Notes may accept or reject such offer to prepay by causing a notice of such acceptance or rejection to be delivered to the Company at least 10 days prior to the proposed prepayment date. A failure by a holder of Notes to respond to both notices contemplated in this Section 8.1(b) with respect to an event shall be deemed to be an acceptance of such offer by such holder.

     With respect to each accepted offer of prepayment, on the date of prepayment specified in such notice, the Company shall make a payment with respect to such Notes to be prepaid, at 100% of the principal amount of such Notes, at par and without payment of any Make-Whole Amount or any premium, together with interest on such Notes accrued to the date of prepayment.


3. Section 8.3 of each of the Existing Note Purchase Agreements (Allocation of Note Partial Prepayments) is hereby amended and restated in its entirety as follows:

     8.3      Allocation of Note Partial Prepayments.

          Except as provided in Section 8.1(b) and Section 8.4, in each case with respect to payments pursuant to either such Section accepted by any holder of Notes, in the case of any partial prepayment of Notes, as required under Section 8.1(a), the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

4. Section 8.4(d) of each of the Existing Note Purchase Agreements (Acceptance, Rejection) is hereby amended by deleting the first sentence thereof and substituting therefor the following:

          A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.4 by causing a notice of such acceptance or rejection to be delivered to the Company at least 10 days prior to the Proposed Prepayment Date.

5. Section 9 of each of the Existing Note Purchase Agreements (Interest on the Notes) is hereby amended and restated in its entirety as follows:

     9. INTEREST ON THE NOTES.

          Interest, (computed on the basis of a 360-day year of twelve 30-day months) shall accrue on the unpaid principal balance of the Notes at the Adjustable Rate per annum from the date of each Note, and shall be payable to the holders thereof, subject to adjustment as noted below, semi-annually, on January 2 and July 2 in each year, commencing with the later of July 2, 1998 and the payment date next succeeding the date of such Note, until the principal thereof shall have become due and payable, and, to the extent permitted by law in respect of any Note, on any overdue payment of principal, any overdue payment of interest and any overdue payment of Make-Whole Amount with respect thereto, payable, on demand, at a rate per annum equal to the Default Rate. On the Collection Determination Date, the Company shall pay, and there shall become due and payable, any and all interest accrued on the Notes through but not including such date. After the Collection Determination Date, interest shall be payable to the holders of Notes monthly, on the second day of each month, until the principal thereof shall have become due and payable.

6. Section 11.3 of each of the Existing Note Purchase Agreements (Consolidated Tangible Net Worth) is hereby amended and restated to read in its entirety as follows:

     11.3 Consolidated Adjusted Tangible Net Worth.

          The Company will not at any time permit Consolidated Adjusted Tangible Net Worth, determined as of the end of the fiscal quarter of the Company then most recently ended, to be less than the sum of

          (a) $34,000,000, plus

          (b) the sum of the Fiscal Year Net Worth Increase Amounts for all fiscal years of the Company the last day of which occurred during the period beginning January 1, 1998 and ending at such time.

          As used in Section 11.3, "Fiscal Year Net Worth Increase Amount" means, for any fiscal year of the Company, the greater of

               (i) 50% of Consolidated Adjusted Net Income for such fiscal year and

               (ii) $0.

7. Section 11.5 of each of the Existing Note Purchase Agreements (Fixed Charge Coverage) is hereby amended by deleting the expression "2.5 to 1.0" and substituting therefor the expression "2.1 to 1.0".

8. Section 11.7 of each of the Existing Note Purchase Agreements (Current Debt) is hereby amended and restated to read in its entirety as follows:

     11.7 Current Debt.

          The Company will not and will not permit any Restricted Subsidiary to have outstanding or in any other manner be liable in respect of any Current Debt of the type described in clause (a) of the definition of "Debt" (excluding, in any case, from such Debt the Current Maturities of Funded
     Debt) unless during the period of 12 consecutive calendar months then most recently ended there shall have been a period of at least 45 consecutive days during which the amount of Consolidated Current Debt of the type described in clause (a) of the definition of "Debt" (excluding, in any case, from such Debt the Current Maturities of Funded Debt) that shall have been outstanding on each day of such period shall not have been in excess of the amount of Consolidated Funded Debt that the Company would have been permitted to (but did not) incur on such day in compliance with Section 11.6.

9. Section 11.10 of each of the Existing Note Purchase Agreements (Restricted Payments and Restricted Investments) is hereby amended and restated to read in its entirety as follows:

     11.10 Restricted Payments and Restricted Investments.

          (a) Restricted Investments. On or after July 1, 2000, the Company will not, and will not permit any Restricted Subsidiary to, make any Restricted Investment other than (a) Restricted Investments existing and outstanding on January 1, 2000 (which the Company represents were valued at $19,800,787 as of such date) and (b) Restricted Investments identified in the table below so long as each such Restricted Investment is no greater than specified in such table and so long as the aggregate amount of such Restricted Investments does not exceed $25,635,287.

         Restricted Investment:                           Permitted Amount:
---------------------------------------------          ----------------------
US Investments:
   - Housatonic I                                              $487,500
   - Housatonic II                                             $825,000
                                                             ----------
Foreign Real Estate:
   - Russia                                                    $350,000
   - Praha                                                     $750,000
                                                             ----------
U.S. Real Estate:
   - Woolworth Building                                      $1,800,000
   - Charlottesville Parking Lot                               $222,000
   - Monticello Assoc. (Frank X)                               $950,000
   - Huntingdon                                                $450,000
                                                             ----------
Total:                                                       $5,834,500

         (b) Restricted Payments. On or after July 1, 2000, the Company will not, and will not permit any Restricted Subsidiary to, declare or make any Restricted Payment, other than (a) so long as no Default or Event of Default exists and is continuing, Vintage III, Inc. d/b/a Item-Eyes, Inc. may make principal payments in respect of Acquisition Capital, in accordance with the table set forth below (and, in the case of Acquisition Capital constituting "seller notes" as used in the definition thereof, only in accordance with the amortization schedules contained in such notes as in effect on the First Amendment Closing Date), (b) regularly scheduled payments of interest in respect of Acquisition Capital, and (c) so long as no Default or Event of Default exists and is continuing, the Company may repurchase its own treasury stock in an aggregate amount not to exceed $600,000.

  Restricted Payment:      Permitted Amount:      Permitted Principal Payments:
----------------------   --------------------   --------------------------------
Martin Axman                  $1,350,000            None before 11/30/2001

Martin Axman                     $670,000           None before 11/30/2001

Marc Abramson                    $168,600           None before 11/30/2001

Ellen Becker                     $161,400           None before 11/30/2001

10. The definition of the term "Credit Agreement" in Schedule B of each of the Existing Note Purchase Agreements is hereby amended and restated to read in its entirety as follows:

          Credit Agreement -- means the Amended and Restated Credit Agreement and Guaranty dated as of September 5, 2000, among the Company, Hampshire Group, Limited, Hampshire Designers, Inc., Hampshire Investments, Limited, Glamourette Fashion Mills, Inc., San Francisco Knitworks, Inc., Vintage III, Inc. d/b/a Item-Eyes, Inc., The Chase Manhattan Bank, HSBC Bank USA, The CIT Group/Commercial Services, Inc., Fleet Bank, N.A., Israel Discount Bank of New York and Bank of America, N.A., and The Chase Manhattan Bank as agent for such banks.

11. The definition of the term "Default Rate" in Schedule B of each of the Existing Note Purchase Agreements is hereby amended by deleting the expression "9.05%" and substituting therefor the phrase "two percent (2%) above the then applicable Adjustable Rate".

12. The definition of the term "Permitted Restricted Subsidiary Debt" in Schedule B of each of the Existing Note Purchase Agreements is hereby amended by deleting subclause (i) of clause (e) of such definition and substituting therefor the following new subclause (i):

          (i) subordinated unsecured notes of Vintage III, Inc. (d/b/a Item Eyes, Inc.) in the aggregate principal amount of not more than $2,350,000 issued in respect of the purchase by the Company and the Subsidiaries of certain assets of Item-Eyes, Inc., a New York corporation.

13. The definition of the term "Restricted Payment" in Schedule B of each of the Existing Note Purchase Agreements is hereby amended by deleting the last line of such definition which read "shall not be deemed to be a 'Restricted Payment.'" and substituting therefor the following:

     shall not be deemed to be a "Restricted Payment;" and

          (d) any payment in respect of Acquisition Capital (whether or not such Acquisition Capital constitutes Subordinated Debt).

14. Schedule B of each of the Existing Note Purchase Agreements is hereby amended by adding each of the following new definitions in its appropriate alphabetical order on such Schedule:

          Acquisition Capital -- means the Vintage III, Inc. d/b/a Item-Eyes, Inc. seller notes delivered in connection with the Asset Purchase Agreement dated June 26, 2000 among Vintage III, Inc., Item-Eyes, Inc., and certain other Persons, and the $3,000,000 five-year term loan from CBCBank, formerly known as Merchants' National Bank, to the Company, and any amendment, extention or refinancing of any such indebtedness.

          Adjustable  Rate -- means,  at any time on or after September 5, 2000,
     (a) eight percent (8%) if such time is before the Collection Determination Date and (b) nine percent (9%) if such time is on or after the Collection Determination Date.

          Bank Prepayment Event -- means an event that, pursuant to section 2.07(b) of the Credit Agreement (or any successor, replacement or similar provision), requires the payment or prepayment of some or all amounts outstanding in respect of the Credit Agreement irrespective of the existence of a default thereunder, and shall include, in any event and notwithstanding the existence of such provisions in the Credit Agreement,
     (a) the sale (in one or more transactions) of Property (other than sales in the ordinary course of business) by the Company and the Restricted Subsidiaries and the receipt of net proceeds in respect thereof in excess of $250,000 in any fiscal year of the Company, (b) the sale or issuance by the Company or any Restricted Subsidiary of any debt instrument and (c) the receipt by the Company or any Restricted Subsidiary of proceeds under any insurance policy (provided, in the case of property and casualty insurance, such proceeds are not used by the Company or such Restricted Subsidiary to repair or replace the property which was the subject of such insurance claim).

          Collection   Determination   Date  -  means   the   first   Collection
     Determination Date (as such term is defined in the Credit Agreement, as in effect on September 5, 2000) to occur.

          Consolidated Adjusted Net Income -- means, with respect to any period, the net income (or loss) of the Company and the Restricted Subsidiaries for such period, as determined on a consolidated basis in accordance with GAAP, excluding from the determination thereof (a) nonrecurring expenses (cash and non-cash) directly related to the sale of the manufacturing assets of the Company to Glamourette/OG, Inc. occurring during the Company's 2000 fiscal year and (b) the nonrecurring exit costs incurred in connection with the shutdown of the Company's domestic manufacturing operations during the Company's 2000 fiscal year, provided that the aggregate amount of such expenses and costs to be so excluded in such determination shall not exceed $2,500,000 of actual cash expenses and shall not exceed $4,000,000 for all such cash and non-cash expenses.

          Consolidated Adjusted Tangible Net Worth -- means, at any time, the difference of

          (a) Consolidated Total Assets (net of all depreciation and amortization in respect thereof) plus amounts equal to up to $2,500,000 of actual nonrecurring cash expenses and $4,000,000 in aggregate amount of nonrecurring cash and non-cash expenses (i) directly related to the sale of the manufacturing assets of the Company to Glamourette/OG, Inc. occurring during the Company's 2000 fiscal year and (ii) identified as exit costs incurred in connection with the shutdown of the Company's domestic manufacturing operations during the Company's 2000 fiscal year) minus

          (b) the sum of (i) all Intangible Assets (net of all depreciation and amortization in respect thereof) to the extent included in clause (a) above, plus (ii) Consolidated Liabilities, plus (iii) all Restricted Investments to the extent included in clause (a) above, plus (iv) any write-up's in valuation of the Consolidated Total Assets, determined in each case at such time in accordance with GAAP.

          First Amendment Closing Date -- means September 5, 2000.

          Ratable Proceeds -- means, with respect to any Bank Prepayment Event described below, the Ratable Portion of the amount associated with such event:

          (a) in respect of any Bank Prepayment Event described in clause (a) of the definition thereof, the net proceeds in any such fiscal year in excess of $250,000 in respect of such sales other than in the ordinary course of business;

          (b) in respect of any Bank Prepayment Event described in clause (b) of the definition thereof, the net proceeds in respect thereof; and

          (c) in respect of any Bank Prepayment Event described in clause (c) of the definition thereof, the net proceeds in respect thereof (other than, in the case of property and casualty insurance, where such proceeds are used by the Company or such Restricted Subsidiary to repair or replace the property which was the subject of such insurance claim).

          Ratable Portion -- means, at any time, a fraction, the numerator of which is the outstanding principal amount of the Notes at such time, and the denominator of which is the sum of the aggregate principal amount of the Notes outstanding at such time plus the aggregate principal amount of the Debt outstanding in respect of the Credit Agreement at such time.

          Trademark Agreements -- means, and shall be a reference to the separate Trademark Collateral and Security Agreements, each dated on or about September 5, 2000, by each of the Company, HDI and Vintage III, Inc. d/b/a Item-Eyes, Inc. in favor of Phoenix Home Life Mutual Insurance Company, as agent for the holders of Notes, as amended from time to time.

15. The definition of "Financing Documents" contained in Schedule B of each of the Existing Note Purchase Agreements is hereby amended by inserting, "the Trademark Agreements" between "Pledge Agreements" and "and" in the second line thereof.

16. Each reference to the expression "7.05%" contained in any provision of the Existing Note Purchase Agreements not otherwise specifically amended hereby, including, without limitation, titles, headings, the table of contents, and each Exhibit to the Existing Note Purchase Agreement, and specifically including the form of Note set forth as Exhibit 1 to the Existing Note Purchase Agreement, shall be amended by deleting the expression "7.05%" and substituting therefor the phrase "Adjustable Rate" or "the Adjustable Rate", as appropriate.

17. Exhibit 1 to each of the Existing Note Purchase Agreements is hereby amended and restated in its entirety as set forth in Exhibit C attached hereto; and each
Note issued hereafter pursuant to Section 14.2 of the Note Purchase Agreements shall be in such form.

                                                                     EXHIBIT A2

                     AMENDMENTS TO OTHER FINANCING DOCUMENTS

1. Each reference to the expression "7.05%" contained in any provision of any Financing Document other than the Note Purchase Agreement, including, without limitation, titles, headings and the table of contents of any such Financing Document, shall be amended by deleting the expression "7.05%" and substituting therefor the phrase "Adjustable Rate" or "the Adjustable Rate", as appropriate.

2. Section 1.C. and Section 1.D. of the Company's Security Agreement and each Guarantor's Security Agreement (as well as such Sections of the forms of Company's Security Agreement and Guarantor's Security Agreement attached to the Note Purchase Agreement) are hereby amended and restated in their entirety, and a new Section 1.E. is hereby added to the Company's Security Agreement and each Guarantor's Security Agreement (and to the forms of Company's Security Agreement and Guarantor's Security Agreement attached to the Note Purchase Agreement) following immediately thereafter, in the following manner:

          C. All of Debtor's now owned or hereafter acquired general intangibles including, without limitation, trademarks, tradenames, service marks, tradestyles, trade secrets, equipment formulation, manufacturing procedures, quality control procedures, product specifications, patents, patent applications, copyrights, registrations, contract rights, choses in action, causes of action, corporate or other business records, inventions, designs, goodwill, claims under guarantees, licenses, franchises, tax refunds, tax refund claims, note receivables and all other intangible property of every kind and nature ("General Intangibles");

          D. All present and future books and records including, without limitation, all computer programs, printed output and computer readable data in the possession or control of Debtor, any computer service bureau or other third party, all computer disks, hard drives and other computer related hardware and software relating to Accounts, General Intangibles and Inventory, and

          E. All cash and non-cash proceeds of the foregoing in whatever form and wherever located, including, without limitation, all insurance proceeds and all claims against third parties for loss or destruction of or damage to any of the foregoing.

          Except as defined herein, all terms used above shall have the meaning provided in the New York Uniform Commercial Code.

3. The Company and each Guarantor (other than HIL) hereby confirms and affirms the grant of the security interests set forth in the Company's Security Agreement or the Guarantor's Security Agreement that such Person is party to, and hereby grants a security interest in and to all of the General Intangibles (as defined in Section 2 of this Exhibit A2).

4. The Schedule to the Company's Pledge Agreement is hereby amended by adding to the chart contained therein, next to the reference to "Hampshire Investments, Limited" a reference to an additional certificate #6 representing an aggregate amount of 500 additional shares, and is hereby further amended by adding to the chart contained therein, a reference to "Vintage III, Inc.", and, next to such reference, a reference to a new certificate #C-1 representing an aggregate amount of 1000 shares.

                                                                    EXHIBIT B

                                   CONDITIONS

     The willingness of the Current Noteholders to consent to the Amendments (including the waiver identified in Section 5.2 of this Agreement) is subject to satisfaction of the following conditions:


1. The warranties and representations contained in Section 4 of this Agreement shall be true in all material respects.

2. Each Current Noteholder shall have received copies (certified as true and complete by an officer of the Company) of the Amended and Restated Credit Agreement, dated as of September 5, 2000 (the "Credit Agreement"), among the Company, the Guarantors, each of the banks listed on the signature pages thereto and The Chase Manhattan Bank, as agent for the Banks, and such other documents related thereto as the Current Noteholders may reasonably request.

3. Each Current Noteholder shall have received such evidence as it may reasonably request to the effect that prior to or simultaneously with the granting of such consent to the Amendments, the Acquisition is closing in accordance with the Credit Agreement and the Acquisition Agreement.

4. All proceedings taken in connection with the Amendments, the Acquisition and the Credit Agreement and all documents and papers relating thereto shall be satisfactory to the Current Noteholders. The Current Noteholders shall have received copies of such documents and papers as they may reasonably request in connection therewith, all in form and substance reasonably satisfactory to the Current Noteholders.

5. Vintage III, Inc. d/b/a Item-Eyes, Inc. shall have executed and delivered to each Current Noteholder a Guarantee Joinder Agreement substantially in the form set forth in Exhibit 10.7 to the Note Purchase Agreement.

6. Willkie Farr & Gallagher shall have delivered its opinion to each of the Current Noteholders and its special counsel with respect to the transactions contemplated by this Amendment, the Acquisition and the Credit Agreement, and such other matters as may be reasonably requested by the Current Noteholders, such opinion to be in form and substance satisfactory to the Current Noteholders.

7. Actions in form and substance satisfactory to each Current Noteholder shall have been taken to effect the grant and perfection of the security interests contemplated by this Agreement, the Amendments and the Financing Documents as amended by this Agreement (including, without limitation, a security agreement executed and delivered by Vintage III, Inc. d/b/a Item-Eyes, Inc. substantially in the form of the Guarantor's Security Agreement attached to the Note Purchase Agreement as amended by this Agreement) and Uniform Commercial Code financing statements executed and delivered by Vintage III, Inc. d/b/a Item-Eyes, Inc. and by the Company and the Guarantors).

8. Each Current Noteholder shall have received an executed amendment to the Intercreditor Agreement, in form and substance satisfactory to such Current Noteholder.

9. A private placement number shall have been obtained for the Notes (if required by Standard & Poor's CUSIP Service Bureau).

10. The Company shall have paid all of the fees and expenses of the Current Noteholders in connection with this Agreement.

11.  Assignment of new Key-Person insurance policy

12. Delivery to Bank Agent of Vintage III, Inc. d/b/a Item-Eyes, Inc. stock under HDI Pledge Agreement

13. Execution and delivery of Trademark Assignment Agreement by Company and certain Guarantors

14. Execution and delivery to Bank Agent of Assignment of Proceeds Agreement by Company and Guarantors

15. Copy of "Pre-Closing Borrowing Base Certificate" as required under section 6.01(t) of the Credit Agreement.

16. Copy of Pro Forma Balance Sheet and Sources and Uses of Funds statement, and the accompanying certificate of an officer of the Company, as required under section 6.01(u) of the Credit Agreement.

17. Delivery of copy of "Seller Notes" and executed subordination agreement in respect thereof in favor of the Noteholders. Exhibit C

                            HAMPSHIRE GROUP, LIMITED

                     Senior Secured Note Due January 2, 2008

No. R-[__]
PPN:
$[__________]                                                         [Date]

     FOR VALUE RECEIVED, the undersigned, HAMPSHIRE GROUP, LIMITED, a Delaware corporation (herein called the "Company"), hereby promises to pay to [______________], or registered assigns, the principal sum of [____________] DOLLARS ($[_______]) on January 2, 2008, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a)-on the unpaid balance thereof at a rate equal to (x) 7.05% per annum prior to September 5, 2000, and (y) the Adjustable Rate (as defined in the Note Purchase Agreements) per annum from and including September 5, 2000, payable, subject to the second paragraph hereof, semiannually on January 2 and July 2 in each year, commencing with the later of July 2, 1998 and the payment date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b)-to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreements), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate (as defined in the Note Purchase Agreements).

     On any Collection Determination Date (as defined in the Note Purchase Agreements), the Company shall pay any and all interest accrued on the Notes through but not including such date. After any Collection Determination Date, interest shall be payable to the holders of Notes monthly, on the second day of each month, until the principal hereof shall have become due and payable.

     Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Company in Anderson, South Carolina or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below.

     This Note is one of a series of Senior Secured Notes (herein called the "Notes") issued pursuant to separate Note Purchase Agreements, each dated as of May 15, 1998 (as from time to time amended, the "Note Purchase Agreements"), among the Company, the Guarantors (as defined in the Note Purchase Agreements) and the respective purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreements and (ii) to have made the representation set forth in
Section 6.2 of the Note Purchase Agreements.

     This Note is a registered Note and, as provided in the Note Purchase Agreements, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this
Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

     This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreements, but not otherwise.

     The payment by the Company of the principal of, Make Whole Amount, if any, and interest on this Note is guaranteed by the Guarantors as provided in the Note Purchase Agreements. This is a secured Note and is entitled to the security provided by the Security Agreements and the Pledge Agreements (as such terms are defined in the Note Purchase Agreement).

     If an Event of Default, as defined in the Note Purchase Agreements, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreements.

      [Remainder of page intentionally blank; next page is signature page]

     THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

                                    HAMPSHIRE GROUP, LIMITED

                                    By: /s/ Ludwig Kuttner
                                    Name: Ludwig Kuttner
                                    Title: Chairman and Chief Executive Officer